EXHIBIT 21.1

Subsidiaries of Registrant

Property Name	State Organization
Lightstone Value Plus REIT, LP	Delaware
LVP St. Augustine Outlets LLC	Delaware
PRO DFJV Holdings, LLC	Delaware
50-01 2nd Street Associates LLC	Delaware
50-01 2nd Street Associates Holdings LLC	Delaware
50-01 2nd Street Development LLC	Delaware
LVP DePaul Hold Co LLC	Delaware
LVP DePaul LLC	Delaware
LVP OP Hold Co LLC	Delaware
LVP OP Hold Co II LLC	Delaware
LVP OP Hold Co III LLC	Delaware
LVP OP Holdings Corp.	Delaware
Bowery Street Associates LLC	Delaware